Exhibit 23



                         Consent of Independent Auditors



The Board of Directors
Inmark Enterprises, Inc.


     We consent to incorporation by reference in the registration statement (No. 333-02392) on Form S-8 of Inmark Enterprises, Inc. of our report dated May 19, 1997 relating to the consolidated balance sheets of Inmark Enterprises, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the two years then ended, which report appears in the March 31, 1997 annual report on Form 10-K of Inmark Enterprises, Inc.



                                             KPMG Peat Marwick LLP

New York, New York
June 23, 1997